UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 27, 2013

AVALONBAY COMMUNITIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland
(State or Other Jurisdiction of Incorporation)

1-12672	77-0404318
(Commission File Number)	(I.R.S. Employer Identification No.)

671 N. Glebe Road, Suite 800, Arlington, Virginia	22203
(Address of Principal Executive Offices)	(Zip Code)

 (703) 329-6300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.01  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

Closing of the Archstone Acquisition

On March 5, 2013, we filed with the Securities and Exchange Commission a Current Report on Form 8-K (the “Initial 8-K”) to report that, pursuant to an asset purchase agreement (the “Purchase Agreement”) dated November 26, 2012, by and among us, Equity Residential and its operating partnership, ERP Operating Partnership LP (together, “Equity”), Lehman Brothers Holdings, Inc. (“Lehman”), and Archstone Enterprise LP (“Archstone”), we, together with Equity, acquired, directly or indirectly, all of Archstone’s assets, including all of the ownership interests in joint ventures and other entities owned by Archstone, and assumed Archstone’s liabilities, with certain limited exceptions.  The execution of the Purchase Agreement was previously reported on our Current Report on Form 8-K filed on November 26, 2012, and a copy of the Purchase Agreement was previously filed as Exhibit 2.1 to that Current Report on Form 8-K.

We are filing this Form 8-K/A to amend the Initial 8-K to include the financial information required by Item 9.01(b) of Form 8-K. The information previously reported in the Initial 8-K is hereby incorporated by reference into this Form 8-K/A.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a)         Financial Statements of Businesses Acquired

The financial statements required to be filed pursuant to this Item 9.01 have been previously filed and are incorporated herein by reference to our Current Report on Form 8-K filed with the Securities and Exchange Commission on February 26, 2013.

(b)         Pro Forma Financial Information.

ARCHSTONE PORTFOLIO

Unaudited Pro Forma Condensed Consolidated Financial Statements

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of December 31, 2012

Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended December 31, 2012

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Reconciliation of Non-GAAP Financial Measures

(d) Exhibits.

The Exhibit Index appearing immediately after the signature page of this Form 8-K is incorporated herein by reference.

AVALONBAY COMMUNITIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and For the Year Ended December 31, 2012

On February 27, 2013, pursuant to an asset purchase agreement (the “Purchase Agreement”) dated November 26, 2012, by and among AvalonBay Communities, Inc. (the “Company”), Equity Residential and its operating partnership, ERP Operating Partnership LP (together, “Equity”), Lehman Brothers Holdings, Inc. (“Lehman”), and Archstone Enterprise LP (which subsequently changed its name to Jupiter Enterprise LP) (“Archstone”), the Company and Equity acquired, directly or indirectly, all of Archstone’s assets, including all of the ownership interests in joint ventures and other entities owned by Archstone, and assumed Archstone’s liabilities, with certain limited exceptions.  The execution of the Purchase Agreement was previously reported on our Current Report on Form 8-K dated November 26, 2012.

Under the terms of the Purchase Agreement, the Company acquired approximately 40% of Archstone’s assets and liabilities and Equity acquired approximately 60% of Archstone’s assets and liabilities (the “Archstone Acquisition”). The Company acquired the following:

•                  60 apartment communities that will be consolidated for financial reporting purposes, containing 20,089 apartment homes, of which six communities are under construction and/or in lease-up and are expected to contain 1,667 apartment homes upon completion;

•                  five parcels of land and options to acquire two more parcels of land that will be consolidated for financial reporting purposes which, if developed as expected, will contain a total of 2,214 apartment homes;

•                  interests in unconsolidated joint ventures in which the Company is the general partner or managing member, which own 12 apartment communities containing 2,851 apartment homes; and

•                  a 40% ownership interest in unconsolidated joint venture arrangements with Equity which will hold assets and liabilities that the Company and Equity will jointly manage, and intend to sell, and/or subsequently transfer to Equity or to the Company.

The Company’s portion of the consideration under the Purchase Agreement was approximately $6.5 billion, consisting of the following:

•                  the issuance of 14,889,706 shares of the Company’s common stock, par value $0.01 per share, subject to a registration rights agreement as filed with our Current Report on Form 8-K dated March 5, 2013;

•                  cash payment of $667,000,000;

•                  the assumption of indebtedness with a fair value of approximately $4.0 billion, consisting of approximately $3.6 billion principal amount of consolidated indebtedness (before considering amounts held in principal reserve fund), approximately $200 million principal amount for our proportionate share of debt related to unconsolidated joint ventures, and approximately $200 million representing the amount by which the aforementioned debt fair value exceeds the principal face value;

•                  the acquisition of interests in entities that have preferred units outstanding, some of which may be presented for redemption from time to time. The Company’s 40% share of the value of the collective obligation, including accrued dividends on these outstanding Archstone preferred units as of the date of this transaction is approximately $70 million; and

•                  the assumption of all other liabilities, known or unknown, of Archstone, other than certain excluded liabilities. The Company will share in approximately 40% of the cost of these liabilities.

In addition, the Company expects to incur an aggregate of approximately $267.8 million in transaction costs and costs associated with the Archstone Acquisition.

The accompanying unaudited Pro Forma Condensed Consolidated Balance Sheet of the Company is presented as if the Archstone Acquisition had occurred on December 31, 2012.  The accompanying unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2012 is presented as if the Archstone Acquisition had occurred on January 1, 2012.

The Archstone Acquisition will be accounted for using the acquisition method of accounting.  The total consideration will be allocated to the assets acquired and the liabilities assumed at their respective fair values.  The allocations of the purchase price reflected in these unaudited Pro Forma Condensed Consolidated Financial Statements have not been finalized and are based upon preliminary estimates of fair values, which is the best

AVALONBAY COMMUNITIES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

As of and For the Year Ended December 31, 2012

available information at the current time.  The final determination of the fair values of these assets and liabilities will be based on the actual valuations of tangible and intangible assets and liabilities that exist as of February 27, 2013, the date the transaction was completed.  Consequently, amounts preliminarily allocated to identifiable tangible and intangible assets and liabilities could change significantly from those used in the accompanying unaudited Pro Forma Condensed Consolidated Financial Statements and could result in a material change in depreciation and amortization of tangible and intangible assets and liabilities.

These unaudited Pro Forma Condensed Consolidated Financial Statements are prepared for informational purposes only, and are based on assumptions and estimates considered appropriate by the Company’s management.  However, they are not necessarily indicative of what the Company’s consolidated financial condition or results of operations actually would have been assuming the Archstone Acquisition had occurred as of the dates indicated, nor do they purport to represent the consolidated financial position or results of operations for future periods.

These unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Company’s audited historical consolidated financial statements reported on Form 10-K for the year ended December 31, 2012, as included in the Company’s previous filing with the Securities and Exchange Commission.

AVALONBAY COMMUNITIES, INC

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of December 31, 2012

(Unaudited)

(Dollars in thousands)

	Historical	Archstone		Pro Forma
	12-31-12	Acquisition		12-31-12
	(A)	(B)
ASSETS
Real estate:
Net real estate investments	$8,015,120	$6,143,776	(C)	$14,158,896

Cash and cash equivalents	2,733,618	(2,410,349)	(J)	323,269
Cash in escrow	50,033	—		50,033
Investments in unconsolidated real estate entities	129,352	221,245	(C),(D)	350,597
Deferred financing costs, net	38,700	25,620	(F)	64,320
Other assets	193,255	164,399	(E)	357,654
Total assets	$11,160,078	$4,144,691		$15,304,769

LIABILITIES AND EQUITY
Unsecured notes, net	$1,945,798	$—		$1,945,798
Variable rate unsecured credit facility	—	—		—
Mortgage notes payable	1,905,235	2,185,120	(F)	4,090,355
Accrued expenses and other liabilities	461,225	108,151	(G)	569,376
Total liabilities	4,312,258	2,293,271		6,605,529

Redeemable noncontrolling interests	7,027	69,820	(K)	76,847

Equity:
Preferred stock, $0.01 par value; $25 liquidation preference	—	—		—
Common stock, $0.01 par value	1,144	149	(H)	1,293
Additional paid-in capital	7,086,407	1,875,061	(H)	8,961,468
Accumulated earnings less dividends	(142,329)	(93,610)	(I)	(235,939)
Accumulated other comprehensive loss	(108,007)	—		(108,007)
Total stockholders’ equity	6,837,215	1,781,600		8,618,815
Noncontrolling interests	3,578	—		3,578
Total equity	6,840,793	1,781,600		8,622,393
Total liabilities and equity	$11,160,078	$4,144,691		$15,304,769

See accompanying notes to unaudited Pro Forma Condensed Consolidated Financial Statements.

AVALONBAY COMMUNITIES, INC.

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

For the Year Ended December 31, 2012

(Unaudited)

(Dollars in thousands except per share data)

	Historical	Acquisition of		Pro Forma		Pro Forma
	12-31-12	Archstone Portfolio		Adjustments		12-31-12
	(AA)	(BB)
Revenue:
Rental and other income	$1,028,403	$472,295		$(59,800)	(CC)	$1,440,898
Management, development and other fees	10,257	—		—		10,257
Total revenue	1,038,660	472,295		(59,800)		1,451,155

Expenses:
Operating expenses	379,617	162,754		(24,530)	(CC)	517,841
Interest expense, net	136,920	—		61,156	(DD)	198,076
Loss on extinguishment of debt, net	1,179	—		—		1,179
Depreciation expense	256,026	—		366,630	(EE)	622,656
General and administrative expense	34,101	—		2,000	(FF)	36,101
Casualty and impairment loss	1,449	—		—		1,449
Total expenses	809,292	162,754		405,256		1,377,302

Equity in income (loss) of unconsolidated entities	20,914	—		(4,866)	(CC)	16,048
Gain on sale of land	280	—		—		280
Gain on acquisition of unconsolidated real estate entity	14,194	—		—		14,194

Income from continuing operations	264,756	309,541		(469,922)		104,375

Net (income) loss attributable to noncontrolling interests	307	—		(3,998)	(HH)	(3,691)

Net income from continuing operations attributable to common stockholders	$265,063	$309,541		$(473,920)		$100,684

Earnings per common share - basic (from continuing operations)	$2.71					$0.82

Earnings per common share - diluted (from continuing operations)	$2.70					$0.78

Weighted Average Shares - Basic	97,416,401	14,889,706	(H)	15,441,507	(GG)	127,747,614

Weighted Average Shares - Diluted	98,025,152	14,889,706	(H)	15,441,507	(GG)	128,356,365

See accompanying notes to unaudited Pro Forma Condensed Consolidated Financial Statements.

AVALONBAY COMMUNITIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

 (Unaudited)

(Dollars in thousands except per share data)

1.  Basis of Pro Forma Presentation

AvalonBay Communities, Inc. (the “Company,” which term, unless the context otherwise requires, refers to AvalonBay Communities, Inc. together with its consolidated subsidiaries), is a Maryland corporation that elected to be taxed as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986 (the “Code”). The Company focuses on the development, acquisition, ownership and operation of apartment communities in high barrier to entry markets of the United States. These markets are primarily located in the New England, Metro New York/New Jersey, Mid-Atlantic, Pacific Northwest, and Northern and Southern California regions of the country.

On February 27, 2013, pursuant to an asset purchase agreement (the “Purchase Agreement”) dated November 26, 2012, by and among AvalonBay Communities, Inc. (the “Company”), Equity Residential and its operating partnership, ERP Operating Partnership LP (together, “Equity”), Lehman Brothers Holdings, Inc. (“Lehman”), and Archstone Enterprise LP (which subsequently changed its name to Jupiter Enterprise LP) (“Archstone”), the Company and Equity acquired, directly or indirectly, all of Archstone’s assets, including all of the ownership interests in joint ventures and other entities owned by Archstone, and assumed Archstone’s liabilities, with certain limited exceptions.  The execution of the Purchase Agreement was previously reported on our Current Report on Form 8-K dated November 26, 2012.

Under the terms of the Purchase Agreement, the Company acquired approximately 40% of Archstone’s assets and liabilities and Equity acquired approximately 60% of Archstone’s assets and liabilities (the “Archstone Acquisition”). The Company acquired the following:

•                  60 apartment communities that will be consolidated for financial reporting purposes, containing 20,089 apartment homes, of which six communities are under construction and/or in lease-up and are expected to contain 1,667 apartment homes upon completion;

•                  five parcels of land and options to acquire two more parcels of land that will be consolidated for financial reporting purposes which, if developed as expected, will contain a total of 2,214 apartment homes;

•                  interests in unconsolidated joint ventures in which the Company is the general partner or managing member, which own 12 apartment communities containing 2,851 apartment homes; and

•                  a 40% ownership interest in unconsolidated joint venture arrangements with Equity which will hold assets and liabilities that the Company and Equity will jointly manage, and intend to sell, and/or subsequently transfer to Equity or to the Company.

The Company’s portion of the consideration under the Purchase Agreement was approximately $6.5 billion, consisting of the following:

•                  the issuance of 14,889,706 shares of the Company’s common stock, par value $0.01 per share, subject to a registration rights agreement as filed with our Current Report on Form 8-K dated March 5, 2013;

•                  cash payment of $667,000,000;

•                  the assumption of indebtedness with a fair value of approximately $4.0 billion, consisting of approximately $3.6 billion principal amount of consolidated indebtedness (before considering amounts held in principal reserve fund), approximately $200 million principal amount for our proportionate share of debt related to unconsolidated joint ventures, and approximately $200 million representing the amount by which the aforementioned debt fair value exceeds the principal face value;

•                  the acquisition of interests in entities that have preferred units outstanding, some of which may be presented for redemption from time to time. The Company’s 40% share of the value of the collective obligation, including accrued dividends on these outstanding Archstone preferred units as of the date of this transaction is approximately $70 million; and

•                  the assumption of all other liabilities, known or unknown, of Archstone, other than certain excluded liabilities. The Company will share in approximately 40% of the cost of these liabilities.

In addition, the Company expects to incur an aggregate of approximately $267.8 million in transaction costs and costs associated with the Archstone Acquisition.

AVALONBAY COMMUNITIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

 (Unaudited)

(Dollars in thousands except per share data)

2.  Adjustments to unaudited Pro Forma Condensed Consolidated Balance Sheet

(A)                   Represents the historical condensed consolidated balance sheet of the Company as of December 31, 2012, as contained in the audited historical consolidated financial statements and notes thereto filed on Form 10-K.

(B)                   Represents adjustments related to the Archstone Acquisition, which closed on February 27, 2013.  The preliminary estimated fair value of assets received and consideration given is as follows (dollars in thousands, except per share data):

Preliminary estimated fair value of real estate assets	$6,143,776
Preliminary estimated fair value of real estate held in unconsolidated joint ventures, at share	444,940
Preliminary estimated fair value of real estate assets	$6,588,716

Equity issued (14,889,706 shares at $125.94 per share) (1)	$1,875,210
Cash payment	667,000
Repayment of debt (2)	1,541,892
Assumption of debt (3)	2,185,120
Assumption of unconsolidated joint venture debt, at share (3)	223,695
Assumption of Archstone preferred equity (4)	69,820
Assumption of other net liabilities (working capital)	25,979

Estimated purchase price	$6,588,716

(1)  Issuance price per share is based on the closing price of the Company’s common stock on the New York Stock Exchange (“NYSE”) on February 27, 2013.

(2)  Repayment of debt is net of approximately $86.5 million held in principal reserve funds for the repayment of the respective borrowing.  Amount also includes approximately $65.9 million prepayment penalties included in the mark-to-market adjustment to reflect fair value immediately prior to repayment.

(3)  Includes mark-to-market adjustment to reflect fair value of $150.3 million for consolidated debt and $3.5 million for unconsolidated debt (at share).

(4) Relates to the Company’s pro rata share of obligations assumed related to Archstone preferred equity holders as discussed in (K) below.

The Company intends to account for the Archstone Acquisition under the acquisition method of accounting and will recognize the estimated fair value of acquired assets and assumed liabilities as of the date of acquisition.  The fair values of these assets and liabilities have been preliminarily determined in accordance with Accounting Standards Codification (“ASC”) section 820-10, Fair Value Measurements.  A final determination of the fair values of the assets acquired and liabilities assumed in connection with the Archstone Acquisition will be based on the actual valuation of the tangible and intangible assets and liabilities that exist as of the date of completion of the Archstone Acquisition.

AVALONBAY COMMUNITIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Dollars in thousands except per share data)

(C)                   The Company’s preliminary purchase price allocations based on estimated fair value to real estate assets are as follows (dollars in thousands):

Land	$1,719,855
Buildings and improvements	3,726,353
FF&E	51,596
Construction-in-progress, including land and land held for development	410,925
In-place lease intangibles	235,047
Total consolidated	6,143,776
Unconsolidated interests in joint ventures (real estate assets only - see (D) below)	444,940
Total	$6,588,716

(D)                   Represents the acquisition of (i) a 28.6% interest in a joint venture that owns nine apartment communities; (ii) a 26.1% interest in a joint venture that owns one apartment community; (iii) a 20.0% interest in a joint venture that owns two apartment communities; and (iv) a 40% interest in joint ventures formed with EQR to acquire those remaining assets and liabilities of Archstone that were not acquired or assumed directly by either the Company or EQR.  The Company anticipates that each of these joint ventures will be unconsolidated.

The preliminary estimated fair value of our investment in these joint ventures (at share), based on the preliminary estimates of fair value of the underlying real estate and debt, is as follows (dollars in thousands):

Real estate assets	$444,940
Debt at fair value	(223,695)
Net investment	$221,245

As the Company receives additional information on the working capital and outstanding obligations within these joint ventures, these preliminary estimates of fair value may change.

(E)                    Represents the preliminary estimated fair value of non-real estate assets acquired in the Archstone Acquisition, including accounts receivable, prepaid expenses and escrows associated with assumed debt.

(F)                     Represents the principal amount of debt that the Company assumed (net of repayments) of approximately $2.0 billion, with an annual weighted average interest rate of approximate 4.8% and a weighted average maturity of approximately 11.7 years.  This debt is collateralized by the respective real estate assets.

The estimated fair value of the debt assumed is approximately $2.2 billion.  The difference between the mortgage loan principal amounts and their fair value will be amortized as a reduction of interest expense, net over the terms of the respective loans.  In connection with the assumption of mortgage loans, the Company incurred approximately $25.6 million of assumption and loan substitution costs.

(G)                  Represents the preliminary estimated fair value of other liabilities assumed in the Archstone Acquisition, including accounts payable, accrued expenses and accrued interest associated with debt assumed.

(H)                  Represents the private placement of 14,889,706 shares of common stock subject to a registration rights agreement as filed with our Current Report on Form 8-K dated March 5, 2013.  The fair market value of the shares is determined based on the closing price of the Company’s common stock on the NYSE on February 27, 2013, the date the transaction was completed.

AVALONBAY COMMUNITIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Dollars in thousands except per share data)

(I)                       Represents estimated transaction costs expected to be incurred and expensed for the Archstone Acquisition of approximately $93.6 million, consisting primarily of transfer taxes, legal and other professional fees and separation costs.  Amounts exclude costs related to equity or debt financing of approximately $164.9 million, of which approximately $66.4 million was previously incurred and is reflected on the Company’s historical balance sheet as of December 31, 2012.  Transaction costs of approximately $9.3 million were incurred and expensed during the year ended December 31, 2012, and are included in Operating Expenses on the accompanying unaudited Pro Forma Condensed Consolidated Statement of Operations.

(J)                       Represents the net cash activity for the Archstone Acquisition, comprised of the following:

Cash paid	$(667,000)
Repayment of debt	(1,541,892)
Transaction costs	(119,230)
Cash paid to fund working capital	(82,227)
Net cash activity	$(2,410,349)

(K)                  Represents the assumption of approximately $175.0 million liquidation value of preferred shares assumed a part of the Archstone Acquisition held in a joint venture with EQR.  The Company’s 40% share of the value of the collective obligation, including accrued dividends on these outstanding Archstone preferred units as of the date of this transaction is approximately $69.8 million.

3.  Adjustments to unaudited Pro Forma Condensed Consolidated Statement of Operations

(AA)          Represents the historical consolidated statement of operations of the Company for the year ended December 31, 2012 as contained in the audited historical consolidated financial statements and notes thereto filed on Form 10-K.  Amounts exclude the historical operations for discontinued operations (primarily real estate asset sales) as previously reported and only reflect those amounts through continuing operations.

(BB)          Represents the audited historical combined statement of revenue and certain expenses for the Archstone Portfolio for the year ended December 31, 2012 as filed on our Current Report on Form 8-K dated February 26, 2013 and incorporated herein by reference.

(CC)         Represents the portion of the Archstone Portfolio that the Company acquired through interests in unconsolidated joint ventures.  The Pro Forma Adjustment also includes the Company’s anticipated pro rata share of interest expense on assumed debt and depreciation expense, based on the preliminary estimated fair values of the underlying real estate.

The breakdown of equity in income (loss) for unconsolidated joint ventures is as follows (at pro rata share) (dollars in thousands):

Year Ended
12-31-12
Revenues	$31,540
Operating expenses	(18,789)
Depreciation expense	(8,590)
Interest expense	(9,837)
Overhead and other	810
$(4,866)

AVALONBAY COMMUNITIES, INC.

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

(Dollars in thousands except per share data)

(DD)          Represents estimated interest expense as follows (dollars in thousands):

Year Ended
12-31-12

Interest expense on December 2012 debt issuance (1)	$7,130
Interest expense on assumed debt	90,232
Amortization of fair value adjustments on assumed debt	(40,265)
Amortization of debt assumption and loan substitution costs	4,059
$61,156

(1)  A portion of the Archstone Acquisition, including transaction costs and debt repayments, was funded through the issuance of $250.0 million in unsecured notes in December 2012 at an effective interest rate of 3%. Amount represents the adjustment to reflect interest as though the debt issuance occurred on January 1, 2012.

Approximately $582.3 million principal amount of the consolidated debt assumed is subject to a variable interest rate.  For purposes of calculating the estimated 2012 interest expense on this debt, we assumed a LIBOR rate of 0.20%, a SIFMA rate of 0.11% and a DMBS rate of 0.13%.  If these benchmark rates were to fluctuate by 1/8%, the estimated 2012 interest expense with respect to the consolidated assumed indebtedness would change by approximately $0.7 million.

(EE)            Represents the estimated depreciation expense related to acquired real estate and the estimated amortization expense related to intangible assets for in-place leases, as follows (dollars in thousands):

	Useful	Year Ended
	Lives (Yrs)	12-31-12

Land	N/A	$—
Buildings and improvements	30.0	124,212
FF&E	7.0	7,371
In-place lease intangibles	0.5	235,047
		$366,630

(FF)              Represents incremental costs that the Company expects to incur on an on-going basis as a result of the Archstone Acquisition.  These incremental amounts relate primarily to corporate support functions.  These estimates should be reviewed in conjunction with the Combined Statement of Revenue and Certain Expenses as included elsewhere in this report, where the historical management fees incurred by the Archstone Portfolio are disclosed.

(GG)          A portion of the Archstone Acquisition, including the repayment of certain debt, was funded through the issuance of 16,675,000 shares of the Company’s common stock in December 2012.  Amount represents the incremental shares to reflect the common stock issuance as though it occurred on January 1, 2012.

(HH)        Represents the Company’s pro rata share of annual preferred dividends to be paid on the $175.0 million preferred shares outstanding as of the date of the transaction.  The stated dividend rates on the outstanding preferred shares range from 6% to 8%.

AVALONBAY COMMUNITIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

(Dollars in thousands except per share data)

Funds from Operations Attributable to Common Stockholders (“FFO”)

FFO is considered by the Company to be an appropriate supplemental measure of its operating and financial performance.  In calculating FFO, the Company excludes gains or losses related to dispositions of previously depreciated property and excludes real estate depreciation, which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates.  FFO can help one compare the operating performance of a real estate company between periods or as compared to different companies.  The Company believes that in order to understand its operating results, FFO should be examined with net income as presented in our unaudited Pro Forma Condensed Consolidated Financial Statements.

Consistent with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts® (“NAREIT”), the Company calculates FFO as net income or loss computed in accordance with GAAP, adjusted for:

•                  gains or losses on sales of previously depreciated operating communities;

•                  extraordinary gains or losses (as defined by GAAP);

•                  cumulative effect of change in accounting principle;

•                  impairment write-downs of depreciable real estate assets;

•                  write-downs of investments in affiliates due to a decrease in the value of depreciable real estate assets held by those affiliates;

•                  depreciation of real estate assets; and

•                  adjustments for unconsolidated partnerships and joint ventures.

FFO does not represent net income attributable to common stockholders in accordance with GAAP, and therefore it should not be considered an alternative to net income, which remains the primary measure of performance.  In addition, FFO as calculated by other REITs may not be comparable to the Company’s calculation of FFO.

The following is a reconciliation of pro forma net income attributable to common stockholders to pro forma FFO for year ended December 31, 2012 (all unaudited, dollars in thousands, except per share data):

	For the year ended December 31, 2012
	Company Historical	Archstone Acquisition/ Pro Forma	Company Pro Forma

Net income from continuing operations attributable to common stockholders	$265,063	$(164,379)	$100,684
Discontinued operations	158,806	—	158,806

Net income attributable to common stockholders	$423,869	$(164,379)	$259,490

Depreciation - real estate assets, including discontinued operations and joint venture adjustments	265,627	376,467	642,094
Distributions to noncontrolling interests, including discontinued operations	28	—	28
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	(7,972)	—	(7,972)
Gain on sale of previously depreciated real estate assets	(146,311)	—	(146,311)
Gain on acquisition of unconsolidated real estate entity	(14,194)	—	(14,194)

FFO attributable to common stockholders	$521,047	$212,088	$733,135

Weighted average common shares outstanding - diluted	98,025,152	30,331,213	128,356,365
EPS per common share - diluted	$4.32		$2.02
FFO per common share - diluted	$5.32		$5.71

AVALONBAY COMMUNITIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

(Dollars in thousands except per share data)

FFO also does not represent cash generated from operating activities in accordance with GAAP, and therefore should not be considered an alternative to net cash flows from operating activities, as determined by GAAP, as a measure of liquidity.  Additionally, it is not necessarily indicative of cash available to fund cash needs.  The Company’s Historical FFO information presented above should be read in conjunction with the Company’s historical statements of cash flows and discussion of liquidity and capital resources as reported on Form 10-K for the year ended December 31, 2012, as included in the Company’s previous filing with the Securities and Exchange Commission.

Net Operating Income (“NOI”)

NOI  is considered by the Company to be an important and appropriate supplemental performance measure to net income because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level or financing-related costs.  NOI reflects the operating performance of a community and allows for an easy comparison of the operating performance of individual assets or groups of assets.  In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impacts to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or group of assets.  We define NOI as total property revenue less direct property operating expenses, including property taxes, and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations.

NOI does not represent cash generated from operating activities in accordance with GAAP.  Therefore, NOI should not be considered an alternative to net income as an indication of our performance.  NOI should also not be considered an alternative to net cash flow from operating activities, as determined by GAAP, as a measure of liquidity, nor is NOI indicative of cash available to fund cash needs.  A reconciliation of NOI for the year ended December 31, 2012 to net income is as follows (all unaudited, dollars in thousands):

	For the year ended December 31, 2012
	Company Historical	Archstone Acquisition/ Pro Forma	Company Pro Forma

Income from continuing operations	$264,756	$(160,381)	$104,375
Discontinued operations	158,806	—	158,806

Net income	$423,562	$(160,381)	$263,181

Indirect operating expenses, net of corporate income	31,911	—	31,911
Investment and investment management expense	6,071	—	6,071
Expensed development and other pursuit costs	11,350	—	11,350
Interest expense, net	136,920	61,156	198,076
Loss on extinguishment of debt, net	1,179	—	1,179
General and administrative expense	34,101	2,000	36,101
Equity in income (loss) of unconsolidated entities	(20,914)	4,866	(16,048)
Depreciation expense	256,026	366,630	622,656
Casualty and impairment loss	1,449	—	1,449
Gain on sale of real estate assets	(146,591)	—	(146,591)
Income from discontinued operations	(12,495)	—	(12,495)
Gain on acquisition of unconsolidated real estate entity	(14,194)	—	(14,194)

Net operating income	$708,375	$274,271	$982,646

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVALONBAY COMMUNITIES, INC.

March 7, 2013
	By:	/s/ Thomas J. Sargeant
	Name:	Thomas J. Sargeant
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Registration Rights Agreement, dated February 27, 2013, by and between Lehman Brothers Holdings Inc. and AvalonBay Communities, Inc. (previously filed)

10.2	Shareholders Agreement, dated February 27, 2013, by and among AvalonBay Communities, Inc., Archstone Enterprise LP and Lehman Brothers Holdings Inc. (previously filed)

10.3	Archstone Residual JV, LLC Limited Liability Company Agreement (previously filed)

10.4	Archstone Parallel Residual JV, LLC Limited Liability Company Agreement (previously filed)

10.5	Archstone Parallel Residual JV 2, LLC Limited Liability Company Agreement (previously filed)

10.6	Legacy Holdings JV, LLC Limited Liability Company Agreement (previously filed)

10.7	Master Credit Facility Agreement, dated February 27, 2013, by and among Federal National Mortgage Association and the parties named therein. (previously filed)

99.1	Press Release dated February 27, 2013 (previously filed)